MARINEMAX REPORTS FOURTH QUARTER AND FISCAL 2015 RESULTS

~ Revenue Exceeds $189 Million in the Fourth Quarter ~
~ Same-Store Sales Increased 17% in the Fourth Quarter and 22% in Fiscal 2015 ~
~ Over 50% Growth in Fourth Quarter 2015 Income Before Income Taxes and Unusual Gains ~
~ Over 98% Growth in Fiscal 2015 Income Before Income Taxes and Unusual Gains ~
~ Company Provides Annual Guidance for Fiscal 2016 ~

CLEARWATER, FL, November 3, 2015 – MarineMax, Inc. (NYSE: HZO), the nation’s largest recreational boat retailer, today announced results for its fourth quarter and fiscal year ended September 30, 2015.

For the quarter ended September 30, 2015, revenue increased over 15% to $189.3 million from $164.1 million for the comparable quarter last year. Same-store sales for the quarter increased over 17%, on top of 10% growth for the comparable period last year. The Company’s net income for the quarter ended September 30, 2015, was $32.8 million, or $1.32 per diluted share, compared with net income of $5.1 million, or $0.21 per diluted share for the comparable period last year. Included in the quarter ended September 30, 2015, is the reversal of $27.4 million net, or $1.10 per diluted share, related to a deferred tax asset valuation allowance. Included in the quarter ended September 30, 2014, is $1.6 million net, or $0.06 per diluted share, of gains associated with the sale of real estate and a recovery for damages from the Deepwater Horizon Settlement Program.

Excluding the tax benefit in the September 2015 quarter and the gains in the September 2014 quarter, pretax earnings increased over 50% to $5.4 million, or $0.22 per diluted share, as compared to $3.6 million, or $0.15 per diluted share, for the comparable period last year.

Revenue for the fiscal year ended September 30, 2015 increased over 20% to $751.4 million from $624.7 million for fiscal 2014. For the full year, same-store sales increased 22%. The Company’s net income for the year ended September 30, 2015, was $48.3 million, or $1.92 per diluted share, compared with net income of $11.3 million, or $0.46 per diluted share, for the comparable period last year. Included in the year ended September 30, 2015, is $27.4 million net, or $1.09 per diluted share, as noted above, from the reversal of a deferred tax asset valuation allowance and a $1.6 million net gain, or $0.06 per diluted share, from the sale of real estate. Included in the year ended September 2014, is $1.6 million net, or $0.06 per diluted share, of gains, as noted above.

Excluding the tax benefit and the gains in the fiscal year ended September 30, 2015 and the gains in the fiscal year ended September 2014, pretax earnings increased over 98% to $19.3 million, or $0.77 per diluted share, as compared to $9.7 million, or $0.40 per diluted share, for the comparable period last year.

William H. McGill, Jr., Chairman, President, and Chief Executive Officer, stated, “Our fourth quarter and full year performance marked another milestone in the Company’s ongoing progress as we continue to outperform the industry in this slow but steady economic recovery. The marine industry continues to make progress as evidenced by generally increasing unit sales. We are pleased to be able to end the year on a strong note of quarterly same-store sales growth exceeding 17% in a year where we produced very strong same-store-sales growth of 22%. Our results have been enhanced by new products from our industry leading partners and additional brands and segments we have acquired over the past few years.”

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Mr. McGill continued, “We are energized by the increasing demand that is occurring, evidenced by our backlog of sales and the continued positive reaction to the new models at the start of the fall boat show season. We expect to build on our ability to outperform the industry and gain market share. With appropriate inventory levels, a balance sheet that is the strongest it has been in the past ten years and a high performing team and culture, we are positioned to create additional value in the coming years as we focus on building upon our strong results.”

2016 Guidance

Based on current business conditions, retail trends and other factors, the Company currently expects fully taxed earnings per diluted share to be in the range of $0.60 to $0.70 for fiscal 2016. This compares to an adjusted, but fully taxed, diluted earnings per share of $0.47 in fiscal 2015. The adjustments to 2015 are the removal of the gains and the deferred tax asset valuation allowance reversal noted above. These expectations do not take into account, or give effect for, material acquisitions that may be completed by the Company during the fiscal year or other unforeseen events.

About MarineMax

Headquartered in Clearwater, Florida, MarineMax is the nation’s largest recreational boat and yacht retailer. Focused on premium brands, such as Sea Ray, Boston Whaler, Meridian, Hatteras, Azimut Yachts, Ocean Alexander, Grady-White, Harris, Crest, Scout, Sailfish, Scarab Jet Boats, Aquila, and Nautique. MarineMax sells new and used recreational boats and related marine products and services as well as provides yacht brokerage and charter services. MarineMax currently has 53 retail locations in Alabama, California, Connecticut, Florida, Georgia, Maryland, Minnesota, Missouri, New Jersey, New York, North Carolina, Ohio, Oklahoma, Rhode Island, and Texas and operates MarineMax Vacations in Tortola, British Virgin Islands. MarineMax is a New York Stock Exchange-listed company. For more information, please visit www.marinemax.com.

Forward Looking Statement

Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include the Company’s anticipated financial results for the fourth quarter and full year ended September 30, 2015; our industry’s progress; the increasing demand that seems to be building; the Company’s expectation to build on its ability to outperform the industry and gain market share; the Company’s position to create additional value in the coming years and the Company’s fiscal 2016 guidance. These statements are based on current expectations, forecasts, risks, uncertainties and assumptions that may cause actual results to differ materially from expectations as of the date of this release. These risks, assumptions and uncertainties include the assumption the Company’s abilities to reduce inventory, manage expenses and accomplish its goals and strategies, the quality of the new product offerings from the Company’s manufacturing partners, general economic conditions, as well as those within our industry, and the level of consumer spending, the Company’s ability to integrate acquisitions into existing operations, and numerous other factors identified in the Company’s Form 10-K for the fiscal year ended September 30, 2014 and other filings with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:
	Michael H. McLamb	Brad Cohen
	Chief Financial Officer	ICR, LLC.
	Abbey Heimensen	bcohen@icrinc.com 203.682.8211
Public Relations MarineMax, Inc. 727.531.1700

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MarineMax, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Amounts in thousands, except share and per share data)
(Unaudited)

	Three Months Ended		Fiscal Year Ended
	September 30,		September 30,
	2015	2014	2015	2014
Revenue	$189,252	$164,084	$751,370	$624,692
Cost of sales	141,180	121,168	566,603	462,872

Gross profit	48,072	42,916	184,767	161,820
Selling, general, and administrative expenses	41,734	36,823	159,435	146,433

Income from operations	6,338	6,093	25,332	15,387
Interest expense	914	885	4,454	4,024

Income before income taxes	5,424	5,208	20,878	11,363
Income tax (provision) benefit	27,414	(91)	27,414	(91)

Net income	$32,838	$5,117	$48,292	$11,272

Basic net income per common share	$1.35	$0.21	$1.97	$0.47

Diluted net income per common share	$1.32	$0.21	$1.92	$0.46

Weighted average number of common shares used in computing net income per common share:
Basic	24,391,776	24,090,221	24,466,243	23,916,238

Diluted	24,883,360	24,813,777	25,102,289	24,655,262

MarineMax, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Amounts in thousands)
(Unaudited)

	September 30,	September 30,
	2015	2014
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$32,611	$27,839
Accounts receivable, net	18,474	12,547
Inventories, net	273,875	244,151
Prepaid expenses and other current assets	10,845	4,415
Deferred tax assets	2,139	—

Total current assets	337,944	288,952
Property and equipment, net	98,987	101,878
Other long-term assets, net	5,313	11,851
Deferred tax assets, net	25,378	—

Total assets	$467,622	$402,681

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$13,510	$7,823
Customer deposits	12,731	10,979
Accrued expenses	19,964	19,600
Short-term borrowings	137,186	124,424

Total current liabilities	183,391	162,826
Long-term liabilities	586	560

Total liabilities	183,977	163,386
STOCKHOLDERS’ EQUITY:
Preferred stock	—	—
Common stock	26	25
Additional paid-in capital	234,478	227,939
Retained earnings	75,433	27,141
Treasury stock	(26,292)	(15,810)

Total stockholders’ equity	283,645	239,295

Total liabilities and stockholders’ equity	467,622	402,681

MarineMax, Inc. and Subsidiaries
Supplemental Financial Information
(Amounts in thousands, except share and per share data)
(Unaudited)

	Three Months Ended		Fiscal Year Ended
	September 30,		September 30,
	2015	2014	2015	2014
GAAP net income as reported	$32,838	$5,117	$48,292	$11,272
Less valuation allowance reversal on deferred tax assets, net	(27,414)	—	(27,414)	—
Less gain on sale of property, net of tax and other expenses	—	(1,003)	(1,628)	(1,003)
Less Deepwater recoveries, net of tax and other expenses	—	(555)	—	(555)
Adjusted net income	$5,424	$3,559	$19,250	$9,714

GAAP diluted net income per common share as reported	$1.32	$0.21	$1.92	$0.46
Less valuation allowance reversal on deferred tax assets, net	(1.10)	—	(1.09)	—
Less gain on sale of property, net of tax and other expenses	—	(0.04)	(0.06)	(0.04)
Less Deepwater recoveries, net of tax and other expenses	—	(0.02)	—	(0.02)
Adjusted diluted net income per common share	$0.22	$0.15	$0.77	$0.40

Common shares used in the calculations of diluted adjusted net income per common share	24,883,360	24,813,777	25,102,289	24,655,262

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